Filed Pursuant to Rule 433

Registration No. 333-133809

Registration No. 333 133809-02

$1.1 bn World Omni 2007-A ** Full Pricing Details **

Jt Leads: CS/BOA Co-mgrs: Barc, DB, Wach, Scotia 100% Pot

Cls	Amt(mm)	Mdy/S&P	WAL	L.F	Bmrk	SPRD	YLD	CPN	$Price
A-1	$243.00	P-1/A-1+	0.33	02/08	4mL	-5	5.320%	5.32%	100-00
A-2	$288.00	Aaa/AAA	1.05	12/09	EDSF	-2	5.382%	5.32%	99.99748%
A-3	$236.00	Aaa/AAA	1.90	02/11	EDSF	-1	5.296%	5.23%	99.98483%
A-4	$333.00	Aaa/AAA	3.15	11/12	1mL	+0	N/A	1mL+0bp	100-00

**** CS to Bill and Deliver ***

•	Exp settle: 02/21/07

•	1st payment: 03/15/07

•	All notes are ERISA eligible

•	Pricing speed: 1.50 ABS to 10% clean-up

•	Bloomberg ticker: WOART

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information abou the issuer and this offering. You may get these documents for free by visitin EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS MESSAGE HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.